Exhibit 10.2

MASTER SERVICES AGREEMENT

This Master Services Agreement is entered into this 27th day of October, 2016 by and between RCN Telecom Services (Washington DC) LLC, a Maryland its principal offices at 10000 Derekwood Lane,MD 20706 (“RCN”), and PowerComm Construction INC, a corporation having its principal offices at 3429 Ramsgate Terrace, Alexandria VA 22309.

WHEREAS, RCN is in the business of providing cable television, telephone, telecommunications and Internet service to residential and commercial subscribers in the Territory (as defined below).

WHEREAS, RCN desires to utilize the services of Contractor to perform specified technician operations services, including installation, maintenance, repair and other field services for cable and telecommunications operators, as requested by RCN and subject to the terms and conditions set forth herein; and

WHEREAS, Contractor is in the business of providing technician operations services, including installation, maintenance, repair and other field services, and Contractor desires to perform such services for RCN on an outsourced basis;

NOW, THEREFORE, intending to be legally bound hereby, both parties agree to the following terms and conditions.

1.	DEFINITIONS

1.1.         “Agreement” means this Agreement, including the Exhibits hereto.

1.2.         “Contractor Personnel” means individuals who are employees of Contractor or, subject to the provisions of Section 2.4 of this Agreement, subcontractors to Contractor or employees subcontractors to Contractor, and who Contractor assigns to perform Work (as hereinafter defined) under this Agreement.

1.3.         “Handheld” means the mobile wireless communications device equipped with Workforce automation capabilities, issued by RCN to Contractor Personnel, that is the interface between Contractor Personnel and RCN.

1.4.         “Handheld Efficiency Rating” shall equal a percentage for any measurement period, the numerator of which shall be the aggregate number of Work Orders assigned to an individual Contractor Personnel that are tracked and closed in strict conformity with the Contractor Manual during the measurement period, and (ii) the denominator of which is the aggregate number of Work Orders assigned to such individual Contractor Personnel during the measurement period.

1.5.         “Listed Personnel” has the meaning ascribed to it by Section 2.1.1.

1.6.         “Contractor Manual” means RCN’s then-current manual containing instructions and establishing standards for performance of Work, including without limitation technical procedures and specifications for the Work, procedures and policies for Contractor Personnel’s training, skills, uniforms, vehicles, operational safety, professional conduct, and other standards and rules included therein by RCN from time to time and which is provided by RCN to it contractors. The Contractor Manual as of the date hereof is annexed hereto as Appendix 2.

Master Services Agreement

1.7.         “Non-compliance Charge” shall have the meaning set forth in Section 4.2.

1.8.         “RCN Certified” shall mean any Contractor Personnel who has obtained his or her RCN Certification, and who remains in good standing as of any measurement date.

1.9.         “RCN Certification” shall mean, as to any Contractor Personnel, (a) the satisfactory completion of the RCN Training Program specified in the Section 2.1.2, (b) the compliance by each Contractor Personnel with the rules, policies and procedures set forth in the Contractor Manual.

1.10.       “RCN Training Program” shall mean the training program identified, directed, and/or administered by RCN or its designee that (a) trains Contractor Personnel to perform the Work in compliance with the Contractor Manual, and (b) provides Contractor Personnel with customer service and other field skills deemed necessary by RCN to interact with RCN customers and employees.

1.11.       “Service Level Agreements” shall have the meaning set forth in Section 3.1 and Exhibit B.

1.12.       “Term” has the meaning ascribed to it by Section 5.1 of this Agreement.

1.13.       Territory means the District of Columbia.

1.14.       “Work” has the meaning ascribed to it by Exhibit A to this Agreement as RCN may amend the same from time to time by written notice.

1.15.       “Work Order” means a Work assignment provided to Contractorby RCN either (i) by hand delivery or mail; (ii) by electronic mail or telecopier (facsimile transmission); (iii) by authorized field dispatch personnel; (iv) by electronic data transmission, including but not limited to devices supplied by RCN; or (v) by any other means as RCN may specify from time to time.

1.16.       “Workforce Automation” or “WFA” shall mean the software platform utilized by RCN to (i) assign Work Orders to Contractor Personnel, (ii) dispatch Contractor Personnel to Work locations, (iii) communicate the status of Work in progress, and (iv) track availability and on-time status of Contractor Personnel.

2.	WORK

2.1.         Contractor Personnel.

2.1.1.       Minimum and Maximum Contractor Personnel. Within thirty (30) days of the date hereof and thereafter during the Term , Contractor will make available to RCN not less than thirty (30) RCN Certified Contractor Personnel, which number may be modified by RCN in its sole discretion up to an aggregate limit of the necessary RCN Certified Contractor Personnel. Contractor will provide to RCN a list of all RCN Certified Contractor Personnel, including the then-current home and mobile phone numbers for each of such listed Contractor Personnel, and promptly notify RCN of any changes thereto. This Agreement refers to Contractor Personnel identified on the list most recently submitted by Contractor to RCN pursuant to this Section 2.1.1 as “Listed Personnel.”

Master Services Agreement

2.1.2.       RCN Certification. All Contractor Personnel will be required at Contractor’s expense to obtain RCN Certification, and to remain in good standing under the rules, policies, and procedures prescribed by RCN for the RCN Certification. The RCN Certification will be based upon (a) satisfactory completion by Contractor Personnel of the RCN Training Program, (b) satisfactory compliance with Section 2.1.3, and (c) the rules, policies, and procedures set forth in the Contractor Manual, as any of the foregoing may be modified by RCN in its sole discretion from time to time. Contractor shall be responsible at its own cost and expense for providing copies of the Contractor Manual to all Contractor Personnel. Contractor will attest that Contractor Personnel have received the Contractor Manual, are familiar with its contents and are qualified to meet the technical specifications for the Work Order types for which each of the Contractor Personnel are made available for assignment. Additionally, Contractor will make all Contractor personnel available for training conducted by RCN or its contractors or consultants from time to time, at Contractor’s cost. Unless agreed to by RCN in writing, all Contractor Personnel shall renew his or her RCN Certification not less than once every twelve (12) months by means of the completion of supplemental training, satisfactory performance on written and practical skills tests administered by RCN or by RCN’s contractors or consultants. Notwithstanding any other term hereof or set forth in the Contractor Manual, RCN may revoke the RCN Certification of any Contractor Personnel at any time in its sole discretion.

2.1.3.       Background Checks; Drug Screening. Contractor, at its own expense, shall obtain from a third party specified by RCN criminal background and drug screening evaluations for each Contractor Personnel and deliver a copy of the same to RCN at least ten (10) days prior to his or her commencement of the RCN Training Program. Contractor shall not be permitted to assign any Contractor Personnel to perform any work on behalf of RCN if such person has been convicted of any felony or any misdemeanor involving violence, robbery, burglary, breach of trust or possession or use of controlled substances, within seven (7) years prior to the date of the proposed performance of the Work by such individual. In addition, Contractor shall not assign any individual to perform any work on behalf of RCN if such person has tested positive for any illegal controlled substance on a drug screening evaluation.

2.1.4.       Union Organizing. Contractor shall provide RCN not less than ninety (90) days notice of the expiration of any collective bargaining or other agreement with unionized Contractor Personnel if the expiration of such agreement or any resulting labor dispute could potentially interfere with or disrupt the business or operations of RCN or impact Contractor’s ability to timely perform its duties and obligations under this Agreement. Contractor shall notify RCN if it becomes aware of any organizing, election, or other union-related activity among Contractor Personnel who communicate with RCN employees or customers, including with respect to any effort to organize RCN employees, distribution of information with respect to the benefits of union membership, or any other activity that could reasonably be associated with the effort by any union to organize or communicate with RCN employees.

2.2.         Work. Contractor, subject to the terms and conditions of this Agreement, shall perform the Work specified by each Work Order, in each case using RCN Certified Contractor Personnel at the time and location within the Territory specified by the applicable Work Order and in accordance with the provisions of this Agreement and the Contractor Manual.

Master Services Agreement

2.3.         Work Orders. RCN, in its sole discretion from time to time during the Term, may (i) issue Work Orders to Contractor or Contractor Personnel, or (ii) modify or terminate Work Orders previously issued. Work Orders shall not amend, modify or waive any provision of this Agreement. RCN will use commercially reasonable efforts prior to the beginning of each calendar month to provide Contractor with a schedule for such calendar month reflecting the number of Listed Personnel RCN estimates will be required to complete the Work for that month. Contractor will arrange for the requested number of Listed Personnel to report each day to the location(s) within the Territory specified by RCN.

2.4.         Subcontracting. Contractor at its option may retain subcontractors as Contractor Personnel, provided in each case that (i) no such subcontract arrangement will excuse Contractor from any of its obligations under this Agreement, (ii) Contractor shall have entered into a written agreement with any subcontractor entity requiring such entity to comply with applicable laws and all of the applicable terms of this Agreement, and (iii) Contractor shall be remain jointly and severally liable for all acts, duties, obligations, omissions, or liabilities of any subcontractor or other subcontractor personnel that perform Work under any agreement or arrangement with Contractor or any Contractor Personnel, or with the consent of Contractor or any Contractor Personnel. Contractor shall immediately notify RCN in writing of any act or omission by any subcontractor or subcontractor personnel that could reasonably be expected to result in (a) a breach of this Agreement, (b) a violation of applicable law; or (c) a liability or claim of any kind whatsoever against Contractor or RCN in connection with the Work.

2.5.         Non-Discrimination. Contractor agrees to comply with those laws, rules and regulations of local, state or federal government authorities relating to equal opportunity and non-discrimination in employment. It is the policy of RCN that minority business enterprises and protected classes have the maximum opportunity to participate in the performances of contracts. Contractor agrees to use its best efforts to carry out this policy in the award of subcontracts to the fullest extent, consistent with the performance of this Agreement, including without limitation, by complying with the requirements set forth in Exhibit H to this Agreement.

2.6.         Replacement of Contractor Personnel RCN shall be entitled to require Contractor to replace any Contractor Personnel and/or bar such Contractor Personnel from performing any Work for RCN, and such Contractor Personnel shall immediately be deemed not to be RCN Certified unless and until RCN has issued in writing acknowledgement of RCN Certification of such individual, if RCN determines that the individual has failed to (i) obtain and maintain Certification or otherwise fail to meet the standards established by this Agreement, (ii) comply with any applicable laws, ordinances, regulations, codes, or with RCN’s policies or procedures (whether or not specified herein), (iii) refrain from the commission of (A) any felony, or (B) any misdemeanor involving violence, robbery, burglary, breach of trust or possession or use of any illegal controlled substances, (iii) perform assignments in a timely, efficient, professional and competent manner reflecting favorably on RCN. Any individual who has been de-certified by RCN under this Section 2.6 may not be assigned by Contractor, or knowingly assigned work through any subcontractor to Contractor, to perform any services or work of any kind for RCN or any of its affiliates, whether under this Agreement or otherwise, and any failure by Contractor to comply with this Section 2.6 shall entitle RCN, at its option, to immediately terminate this Agreement and/or charge back to Contractor all amounts paid to Contractor with respect to Work performed in whole or part by such de-certified individual.

2.7.          Notice of Non-compliance. Contractor shall notify RCN concerning any facts about which Contractor becomes aware concerning Contractor Personnel that might reasonably be expected to cause RCN to determine that the individual is not fit to perform Work under this agreement. If Contractor removes or replaces any Contractor Personnel at the request of RCN or otherwise, then Contractor at its own expense will provide the training and orientation required to enable the replacement Contractor Personnel to perform as required.

Master Services Agreement

3.	ADDITIONAL CONTRACTOR RESPONSIBILITIES

3.1.         Service Level Agreements. Contractor will ensure that the Work is performed in accordance with the performance standards set forth in this Section 3.1 (collectively, the “Service Level Agreements”). Any non-compliance by Contractor with this Section 3.1 shall entitle RCN to assess Non-compliance Charges against Contractor in accordance with Exhibit B, Service Level Agreement and Back Charges. RCN may, in lieu of imposing a Non-compliance Charge, cause Contractor at its sole cost and expense to correct any Work that does not comply with the specifications set forth in the Contractor Manual.

3.1.1.       Work Quality. All Work Orders performed in a calendar month will comply with the provisions of the Contractor Manual, and no Work performed by the Contractor will result in an RCN customer reporting a defect in the Work within thirty (30) days of the date that the Work is performed.

3.1.2.       Field Audit Non-compliance. All Work Orders audited by RCN field auditors will comply in all respects with the Contractor Manual.

3.2.         Customer Satisfaction Surveys.

3.2.1.       Survey Support. Commencing within thirty (30) days after the Effective Date and thereafter, RCN and/or independent third parties engaged by RCN, may conduct satisfaction surveys of RCN’s customers by means of telephonic or electronic survey, or by written correspondence (collectively, “Surveys”). Contractor agrees that it shall be obligated to support the conduct of any such Surveys at no additional cost to RCN, provided that such Surveys do not require an average of greater than five (5) minutes for a customer to complete. RCN may include requests in such Survey pertaining to customer satisfaction with Contractor-performed Work, including without limitation compliance by Contractor with the Contractor Manual. Upon RCN’s reasonable request, Contractor shall cooperate and assist RCN with the formulation of the survey questions, protocols and procedures in order to assure maximum customer participation in the Surveys, and to assure that the Surveys produce the most accurate and germane customer information for RCN. If a Survey reveals that any Work is incomplete, defective or otherwise unsatisfactory, Contractor will make commercially reasonable efforts to return to the applicable site and correct or reperform the Work on the same calendar day or as soon thereafter as practicable.

3.3.         Damage; Injury. Contractor shall promptly notify RCN of any injury, death, loss or damage to persons or property that is in any way related to the Work performed under this Agreement even if such occurrence was not caused in whole or part by Contractor or any Contractor Personnel.

Master Services Agreement

3.4.         Consigned Materials. Notwithstanding the provisions of the Contractor Manual, RCN in its sole discretion may elect to provide certain materials, tools, or equipment to Contractor (“Consigned Materials”) for use by Contractor Personnel in the performance of the Work. If and to the extent RCN provides Contractor or any Contractor Personnel with Consigned Materials, Contractor shall (i) use reasonable care to protect the Consigned Materials from loss or damage; (ii) use the Consigned Materials only in connection with performance of authorized Work, in a careful and proper manner, and in compliance with all laws, ordinances, and regulations relating to the possession, use, or maintenance of the Consigned Materials; (iii) permit the Consigned Materials to be used or operated only by competent and qualified Contractor Personnel, (iv) ensure that the Consigned Materials are not subject to excessive, careless or improper usage; (v) make no alterations to the Consigned Materials without RCN’s prior written consent; (vi) at Contractor’s expense (including for labor, material, parts and similar items) keep the Consigned Materials in good repair and operating condition, allowing for reasonable wear and tear; (vii) return any and all Consigned Materials to RCN upon the expiration or earlier termination of this Agreement, in each case in good condition, ordinary wear and tear resulting from proper use alone excepted; (viii) assume all risks of loss of and damage to the Consigned Materials from any cause, and in the event of loss of or damage to any Consigned Materials, Contractor shall place the Consigned Materials in good repair, replace the Consigned Materials with materials of equal or better quality (which materials shall become the property of RCN and subject to this Agreement), or pay RCN therefor, in U.S. dollars, the value of the Consigned Materials as reasonably determined by RCN. The Consigned Materials are supplied “as is”, and RCN makes no warranties, express or implied, as to the operation and safety of the Consigned Materials and assumes no responsibility for their condition.

3.5.         Non-competition. Throughout the Term and for one (1) year thereafter, Contractor shall not directly or indirectly attempt sell, license, or provide to any current or former RCN customer the same or similar products, communications, or telecommunications services that RCN provides to its customers.

4.	FEES AND PAYMENT

4.1.         Fees. RCN, subject to the terms and conditions of this Agreement, shall pay Contractor for the Work in accordance with the rate schedule set forth in Exhibit A to this Agreement. In addition, RCN will pay Contractor commissions for Contractor’s sales of RCN’s services in accordance with the provisions of Exhibit A, Annex 2, to this Agreement. Contractor agrees to pass through to the Contractor Personnel generating the commissions an equitable share of such commissions, net of applicable withholding taxes and other deductions required by law.

4.2.         Non-compliance Charges. For each Work Order that is in violation of the Service Level Agreements and in excess of the Allowance permitted for the calendar month, RCN shall be entitled to assess a Non-compliance Charge against Contractor in the amounts set forth on Exhibit B. The aggregate Non-compliance Charges for any period shall reduce the amounts owed by RCN to Contractor under Section 5.1 and RCN shall be entitled to withhold from Contractor any Non-compliance Charges for any applicable period, including with respect to any disputed Non-compliance Charges until the time that any such disputes are resolved. Payment of Non-compliance Charges by Contractor shall be in addition to, and not exclusive of, any other remedies available to RCN with respect to breach of the Service Level Agreements, or as may be provided with respect to individual Contractor Personnel by means of the RCN Certification.

4.3.         Most Favored Nations. Notwithstanding the foregoing, if Contractor performs the same or similar work or services for any other entity under terms and conditions that are more favorable than those provided to RCN under this Agreement (including, without limitation, at a price that is less than the prices charged to RCN pursuant to Exhibit A), Contractor shall so promptly grant RCN such more favorable terms and conditions in respect of the applicable Work or services, and this Agreement shall be deemed automatically amended to include the same.

Master Services Agreement

5.	TERM; TERMINATION

5.1.         Term. The term of this Agreement (the “Term”) shall commence on the Effective Date hereof and shall continue in full force and effect until terminated (with or without cause) by RCN upon thirty (30) days prior written notice, or by Contractor upon not less than one hundred eighty (180) days prior written notice.

5.2.         Termination for Cause. Notwithstanding any provision to the contrary set forth herein, RCN in its sole discretion may terminate this Agreement immediately on written notice if:

5.2.1.       Contractor fails to diligently prosecute any Work assigned by this Agreement;

5.2.2.       Delay in Work occurs by reason of strike, lockout or operation of any law;

5.2.3.       Contractor makes an assignment for the benefit of creditors, or commences or has commenced against it any proceeding in bankruptcy, insolvency, or reorganization pursuant to bankruptcy laws or laws of debtor’s moratorium; or

5.2.4.       Contractor breaches any terms of this Agreement and fails to cure the same within ten (10) calendar days of RCN’s notice thereof.

5.3.         Effect of Termination. In the event that this Agreement is terminated in accordance with the provisions herein, RCN’s sole responsibility and liability hereunder shall be its obligation to pay Contractor for all Work that has been satisfactorily completed as of the effective date of termination. Contractor shall not commence any tasks or Work after the date of notice of termination without the prior written consent of RCN.

6.	REPRESENTATIONS AND WARRANTIES

6.1.         By Contractor. Contractor represents, warrants and covenants that:

6.1.1.       Good Standing; Organization; Authorization. Contractor is a corporation [corporation/partnership], validly existing good standing under the laws of the state of its formation, Contractor has the requisite power and authority to perform the Work and obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation and performance of the Work, obligations and transactions contemplated herein have been duly and validly authorized by all requisite corporate action.

6.1.2.       Enforceability. When duly executed and delivered by the parties hereto, this Agreement will constitute the valid and legally binding obligation of Contractor and will be enforceable against Contractor in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of the rights of creditors generally.

Master Services Agreement

6.1.3.       No Conflict. By Contractor’s execution and delivery of this Agreement, Contractor warrants and represents that the execution and delivery of this Agreement, the consummation and performance of the Work, obligations and transactions contemplated hereby, and compliance by Contractor with any of the provisions hereof will not violate, or conflict with, or require a consent, waiver, or approval under, or result in a breach of any provisions of, or constitute a default under, any of the terms, conditions or provisions of any contract, agreement or other instrument or obligation of any nature whatsoever to which Contractor, or any Affiliate is a party. All consents, waivers, and approvals if any requested by Contractor to enter into this Agreement have been obtained.

6.1.4.       Compliance with Laws. Contractor is in compliance with all applicable laws, statutes, regulations, rules, rulings, ordinances, standards and/or directives of all federal, state, county, municipal and/or local government departments and/or agencies (“Laws”) applicable to it which may have any bearing on its ability to perform the Work and general obligations under this Agreement, and Contractor shall continue to comply with all Laws now or hereafter having jurisdiction over the Work and/or those performing same.

6.1.5.       Ability To Perform. No administrative proceeding, investigation, action, arbitration, claim or litigation is pending before any agency or in any forum, or, to the best of Contractor’s knowledge threatened, against Contractor which may adversely affect Contractor’s ability to perform the Work and general obligations under this Agreement. Contractor further represents, warrants and covenants that:

(a)       it possesses the required skills and capacity, or can acquire such skills and capacity by training and recruitment of qualified personnel after the execution hereof, to perform and shall perform the Work in accordance with the terms of this Agreement;

(b)       it shall execute the Work acting at all times to in accordance with the Service Level Agreements and other standards of performance set forth in the Contractor Manual, using qualified and competent personnel having the requisite technical operations skills and training to obtain and maintain RCN Certification in accordance with the terms and conditions of this Agreement;

(c)       it is knowledgeable of all legal requirements and business practices that are required to be followed in performing the Work in accordance with the terms of this Agreement.

6.1.6.       Further Assurances. Contractor shall execute and deliver all such other instruments and take all such other actions as may reasonably be required from time to time in order to effectuate the terms and conditions set forth in this Agreement.

6.2.         By RCN: represents, warrants and covenants that:

6.2.1.      Good Standing; Organization; Authorization. RCN is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. RCN has the requisite power and authority to enter into this agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation and performance of RCN’s obligations contemplated hereby have been duly and validly authorized by all requisite action.

Master Services Agreement

6.2.2.       Enforceability. When duly executed and delivered by the parties hereto, this Agreement will constitute the valid and legally binding obligation of RCN and will be enforceable against RCN in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of the rights of creditors generally

6.2.3.       No Conflict: The execution and delivery of this Agreement, the consummation and performance of RCN’s obligations contemplated hereby, and compliance by RCN with any of the provisions hereof will not violate, or conflict with, or require a consent, waiver or approval under, or result in a breach of any provisions of, or constitute a default under, any of the terms, conditions or provisions of any contract, agreement or other instrument or obligation of any nature whatsoever to which RCN is a party. All consents, waivers and approvals, if any, required by RCN to enter into this Agreement have been obtained.

6.2.4.       Compliance with Laws: RCN is in material compliance with all Laws applicable to it and there is no administrative proceeding, investigation, action, arbitration, claim, or litigation pending which might have any bearing on its ability to perform its obligations and responsibilities under this Agreement, RCN’s policies and procedures are in material compliance with all Laws and RCN shall continue to comply with all Laws to which it is subject.

7.	LIMITATION OF LIABILITY

CONTRACTOR ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL RCN OR ANY OF ITS PARENT COMPANIES, SUBSIDIARIES OR AFFILIATES, NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, AGENTS OR REPRESENTATIVES BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOSS OF GOODWILL IN ANY WAY ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING THE FAILURE OF ESSENTIAL PURPOSE, EVEN IF RCN HAS BEEN NOTIFIED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OCCURRING.

8.	INDEMNITY

8.1.         Indemnification by Contractor. Contractor agrees to indemnify, defend and hold harmless RCN and its Affiliates and their respective officers, directors, employees, agents, representatives, successors, and assigns from any and all Losses and threatened Losses payable to third parties which are due to third party claims arising from or in connection with any of the following:

8.1.1.       Contractor’s breach of any of the representations, warranties and covenants set forth in this Agreement, including with respect to any damages arising from Contractor’s failure to perform the Work in accordance with the Contractor Manual, regardless of whether a Non-compliance Charge has been assessed or paid with respect to such Work;

8.1.2.       Contractor’s decision to terminate or failure to observe or perform any duties or obligations to be observed or performed on or after the Effective Date by Contractor;

8.1.3.       Contractor’s violation or alleged violation of any Laws, including without limitation claims (i) by government regulators or agencies for fines, penalties, interest or other monetary remedies to the extent such fines, penalties, interest or other monetary remedies, result from Contractor’s performance of the Work, (ii) arising from any violation or alleged violation by Contractor or its Affiliates, or their respective officers, directors, employees, representatives or agents, of any applicable Laws or any common law protecting persons or members of protected classes or categories, including Laws prohibiting discrimination or harassment on the basis of a protected characteristic; (iii) arising or resulting from the failure by Contractor to collect or withhold for (for any social security or other employment taxes, workers’ compensation claims and premium payments, and contributions applicable to the wages and salaries of such Contractor Personnel) for periods after the Effective Date; (iv) Contractor’s payment or failure to pay any salary, wages or other cash compensation due and owing to any Contractor Personnel, (v) employee pension or other benefits of any Contractor Personnel accruing from and after the Effective Date;

Master Services Agreement

8.1.4.       Any act, omission, or failure by any Contractor Personnel, including, without limitation, subcontractor or subcontractor personnel, to cause Contractor to be in compliance with the terms of this Agreement;

8.2.         Additional Indemnities. Contractor and RCN each agree to indemnify, defend and hold harmless the other, and their respective Affiliates, officers, directors, employees, agents, representatives, successors, and assigns, from any and all Losses and threatened Losses to the extent they arise from any of the following: (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the Indemnifying Party (as defined below) or the failure of the Indemnifying Party (as defined below) to comply with its obligations under this Agreement; and (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the Indemnifying Party or the failure of the Indemnifying Party to comply with its obligations under this Agreement.

8.3.         Indemnification Procedures. In the event that any claim for indemnification is made or commenced pursuant to this Section 8, or any knowledge is received of a state of facts that, if not corrected, could give rise to a right of indemnification hereunder, then the party entitled to indemnification hereunder (the “Indemnified Party”) shall give prompt written notice to the other party (the “Indemnifying Party”), which notice (the “Claim Notice”) shall include (i) a description in reasonable detail of the facts that form the basis of the claim, (ii) copies of any written material received by the Indemnified Party pertaining to such claim, and (iii) if feasible, an estimate of any damages that have been or may be sustained by the Indemnified Party. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, and on a strictly confidential basis, all books and records of the Indemnified Party relating to any claim or set of facts that could reasonably lead to a claim, and each party hereunder shall render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding. The Indemnifying Party shall hire its own counsel at the Indemnifying Party’s sole cost and expense, with the Indemnified Party having the right to employ its own counsel in connection with the defense of such claim, suit, or proceeding solely at its own expense. The Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense of such claim; provided, however, that the Indemnifying Party shall not settle, compromise, or discharge, or admit liability with respect to any such claim, without the prior written consent of the Indemnified Party, unless (i) the relief consists solely of monetary damages with respect to which the Indemnifying Party assumes full obligations hereunder to reimburse the Indemnified Party, and (ii) the plaintiff or claimant in the matter releases the Indemnified Party from all liability, obligation, action, or forbearance with respect thereto. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ its own counsel and to participate in the defense of the action, and the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such separate counsel if (i) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes the representation of both parties by the same counsel inappropriate, (ii) the Indemnifying Party shall have authorized the Indemnified Party to retain separate counsel at the Indemnifying Party’s expense, or (iii) the Indemnifying Party fails to assume the defense of the claim.

Master Services Agreement

9.	INSURANCE

9.1.         Contractor shall obtain and maintain, in full force and effect during the Term and for a period of one (1) year thereafter, such insurance as will cover the obligations of Contractor and Contractor Personnel. Other than with respect to Worker’s Compensation, RCN and its officers, employees, and agents shall be included as an additional insured, and Contractor shall require each insurer to waive all rights of subrogation. Without limiting the foregoing, Contractor’s insurance shall have limits of not less than the following or as required by law, whichever is greater:

9.1.1.       Worker’s Compensation Insurance in compliance with the laws of the state in which the work is to be performed and Employers Liability Insurance with the minimum limit of $1,000,000.

9.1.2.       Commercial General Liability Insurance covering contractor with minimum limits of $2,000,000 each occurrence and $5,000,000 aggregate for bodily injury and property damage. The policy shall include blanket contractual liability, personal injury liability and broad form property damage liability, and shall cover all Consigned Materials.

9.1.3.       Automobile Liability Insurance with minimum limits of $500,000 each person per occurrence for bodily injury and property damage, covering all owned, non-owned and hired automobiles.

9.1.4.       Umbrella Liability Insurance with minimum limits of $5,000,000 for construction contracts.

9.2.         Certificates. Contractor will furnish RCN with certificates evidencing the insurance coverage as set forth above prior to commencing performance of any Work hereunder, and subsequently upon RCN’s request. Said certificate shall provide for thirty (30) days’ prior written notice to RCN of any cancellation or material change in coverage.

10.	CONFIDENTIALITY

10.1.       Definition. “Confidential Information” for the purposes of this Agreement shall mean all confidential and proprietary information and trade secrets (whether or not patentable or copyrightable) acquired by Contractor or any Contractor Personnel as a result of this Agreement, including without limitation, any cost and pricing data, system design, processes or procedures, customer/subscriber information, provided, that Confidential Information shall not include information supplied to Contractor which (1) is or becomes available to the public other than as a result of disclosure by Contractor or Contractor Personnel in violation of this Agreement; (2) was known to Contractor prior to disclosure pursuant to this Agreement and was not otherwise restricted by contract or law; or (3) becomes available to Contractor on a non-confidential basis from a third party not restricted by contract or law regarding such information. For the avoidance of doubt, Confidential Information shall be deemed to include the terms of this Agreement, and any and all information concerning or relating to any RCN customer or potential customer (including without limitation names, addresses, telephone numbers, electronic or e-mail addresses, social security numbers, credit card numbers, account information, credit information, demographic information, any information that may be used to identify any person or entity, any information that identifies characteristics such as qualities, likes, dislikes, propensities, or tendencies of any person or entity).

Master Services Agreement

10.2.        Non-disclosure.

10.2.1.       Contractor shall (i) hold all Confidential Information in strict confidence, and provide at least the standard of care used by Contractor in the protection of its own Confidential Information (but in any event no less than reasonable care), and not to disclose such Confidential Information to any third party, and (ii) without RCN’s prior written permission, not use any Confidential Information except as reasonably required to exercise its rights or perform its obligations under this Agreement.

10.2.2.       Contractor shall limit disclosure of Confidential Information to those Contractor Personnel who need to know the same to accomplish the purposes of this Agreement, and only so long as the recipients of such disclosures are bound by a written agreement not to disclose the Confidential Information or use it in any manner other than in furtherance of this Agreement.

11.	INDEPENDENT CONTRACTOR

11.1.       Nothing contained in this Agreement, nor in the relationship created thereby, shall be interpreted to evidence a joint venture, partnership or principle-agent relationship between Contractor and RCN. Neither party shall have any right or authority to act on behalf of, or incur any obligation for, the other party. Contractor shall have sole responsibility for the withholding and/or payment of all federal, state and local income taxes, unemployment insurance tax, social security tax, and other withholding with respect to payments made by Contractor to Contractor Personnel and other persons performing Work pursuant to this Agreement. Contractor Personnel shall in no event be considered employees of RCN within the meaning or the application of any Federal, State or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, workmen’s compensation, industrial accident, labor or taxes. Contractor and Contractor Personnel shall not be considered RCN’s employees within the meaning or application of RCN’s employees’ fringe benefit programs for the purpose of vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization, and surgical benefits. RCN shall not be responsible for any acts, omissions or negligence of Contractor, nor shall RCN have any responsibility for wages, benefits, insurance, taxes or other liabilities of any nature whatsoever to Contractor or its employees.

11.2.       Contractor shall be responsible for its own labor relations with any trade union representing its employees and shall negotiate and be responsible for resolving all disputes between itself, its employees or any union representing Contractor’s employees.

12.	MISCELLANEOUS

12.1.       Non-exclusivity. Contractor shall not be the exclusive vendor performing Work for the benefit of RCN under arrangement similar to this Agreement. At any time and at is sole discretion, RCN may perform and/or engage any third party to perform any or all of the Work (or any other similar services) within or outside of the Territory.

Master Services Agreement

12.2.       No Other Beneficiaries. This Agreement is being made and entered into solely for the benefit of the parties hereto, and no party intends hereby to create any rights in favor of any other person as a third party beneficiary of this Agreement or otherwise.

12.3.       No Minimums. The amount of Work assigned to Contractor Personnel under this Agreement is solely within RCN’s discretion. Nothing in this Agreement or any Work Order will be construed as obligating RCN to assign any Work to Contractor or any Contractor Personnel, or pay Contractor any amount other than for Work assigned and performed according to this Agreement.

12.4.       Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder caused by fires, strikes, embargoes, requirements imposed by government regulation, court order, civil or military authorities, acts of God or by the public enemy, or other causes beyond such party’s control. However, Contractor’s delay or failure to perform the Work shall not be excused by default of any Contractor Personnel, unless such default arises out of causes beyond the control of both Contractor and all Contractor Personnel, and without the fault or negligence of either of them, and unless the supplies or Work to be furnished by such Contractor Personnel cannot be obtained from other sources.

12.5.       Assignment. RCN may assign this Agreement, in whole or in part, without Contractor’s consent. Contractor will not assign this Agreement or any part thereof for the performance of the Contractor’s obligations hereunder unless written approval is first obtained from RCN. Where such approval is obtained, Contractor must guarantee that its assignee agrees to hold RCN harmless from any and all claims resulting from the assignee’s performance under this Agreement.

12.6.       Governing Law and Jurisdiction. Except with respect to that body of law relating to choice of law, this Agreement shall be governed by and construed under the laws of the State Of Maryland. The parties agree to submit to jurisdiction and venue in Prince Georges County, and in the U.S. District Courts in Maryland.

12.7.       Disputes.

12.7.1.     Informal Dispute Resolution. At the written request of either party, the parties will attempt to resolve any dispute arising under or relating to the Agreement through the informal means described in this Section 12.7.1. Each party will appoint a management representative who does not devote substantially all of his or her time to performance under the Agreement. The representatives will furnish to each other all non-privileged information with respect to the dispute that the parties believe to be appropriate and germane. The representatives will negotiate in an effort to resolve the dispute without the necessity of any formal proceeding. Formal proceedings for the resolution of the dispute may not be commenced until the earlier of (i) the designated representatives conclude that resolution through continued negotiation does not appear likely; or (ii) thirty (30) calendar days have passed since the initial request to negotiate the dispute was made; provided, however, that a party may file earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or to apply for interim or equitable relief.

12.7.2.     Limitation of Actions. No proceeding, regardless of form, arising out of or related to this Agreement may be brought by either party more than two (2) years after the accrual of the cause of action, except that proceedings related to violation of a party’s proprietary rights or any duty to protect Confidential Information may be brought at any time within the applicable statute of limitations.

Master Services Agreement

12.8.       Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application thereof to any person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent of the law.

12.9.       Joint Work Product. This Agreement shall be deemed to have been jointly drafted by the parties. In the event of any ambiguity in or dispute regarding the interpretation of the same, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the actual draftsman.

12.10.     Waiver of Liens. Contractor hereby waives any rights it may have, at law or equity, to file any lien against RCN, including, but not limited to, the right to file a mechanic’s lien against RCN, in favor of binding arbitration as set forth above. Further, Contractor shall obtain written waivers of liens from all subcontractors and other persons utilized by Contractor in the performance of the Work.

12.11.     Notices. Any notice required under this Agreement shall be in writing and deemed given five (5) business days subsequent to mailing of said notice, postage prepaid, in a United States Postal Service depository, by certified mail, return receipt requested; or one (1) business day subsequent to mailing of said notice if delivered by a reputable overnight delivery service (e.g. Federal Express). Notices to be given are to be directed as follows:

If to RCN:	RCN Telecom Services Washington, DC, LLC 10000 Derekwood Lane Lanham, MD 20706 Attn: General Manager

With a Copy to:	RCN Telecom Services, LLC 650 College Road East Suite 3100 Princeton, NJ 08540 Attn: General Counsel

If to Contractor:	POWERCOMM CONSTRUCTION 3429 Ramsgate Terrace Alexandria VA 22309 Attn: David L Kwasnik SR

12.12.      No Exclusivity. This Agreement does not grant Contractor an exclusive right to provide the Work to RCN. RCN may contract with any other person or entity for the procurement of like or similar services.

12.13.      Complete Agreement; Order of Precedence. This Agreement, including the attachments, and exhibits hereto, and the various Work Orders constitute the complete Agreement between the parties and supersedes all previous communications and representations or agreements, either oral or written, with respect to the subject matter hereof. In the event of a conflict between this Agreement and any Work Order, the Work Order shall control with respect to its subject matter (provided that the Work Order is signed by both parties hereto).

Master Services Agreement

12.14.      Waiver and Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12.15.      Interpretation. In this Agreement and each Supplement, (i) section headings are for convenience only and shall not affect the construction or interpretation of this Agreement, (ii) the use of plural shall include the singular and the use of the singular shall include the plural, in each case where the context requires, and (iii) references to masculine, feminine or neuter genders shall include each and every gender as the context requires.

12.16.      Counterparts; Electronic Transactions. This Agreement and any Work Order may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. A party’s acceptance or approval of a Work Order by electronic mail or other electronic means shall be binding on such party as if such party had executed the Work Order in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first set forth above.

RCN TELECOM SERVICES LLC (Washington, DC)		PowerComm Construction INC

Name:	Sanford Ames	Name:	David L Kwasnik SR
Title	Vice President / GM DC Market	Title:	President / CEO
Date:		Date:

Master Services Agreement